Exhibit 5.1

REEDER & SIMPSON P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone:011-692-625-3602 Facsimile: 011-692-625-3603 Email: dreeder@ntamar.net r.simpson@simpson.gr

June 20, 2013

Seaspan Corporation

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Seaspan Corporation — Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) to Seaspan Corporation, a Marshall Islands corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to 7,338,605 shares of the Company’s Class A Common Stock, par value $0.01 per share, 5,674,148 of which may be issued to Mr. Gerry Wang pursuant to a Stock Appreciation Rights Grant Notice and Agreement between the Company and Gerry Wang (the “CEO SARs Agreement”) and 1,664,457 of which may be issued to certain of the Company’s employees under a Stock Appreciation Rights Grant Notice and Agreement between the Company and Participants (the “Participant SARs Agreement” and, together with the CEO SARs Agreement, the “Agreements”).

In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the form of the Registration Statement, (ii) the Agreements, and (iii) originals, or copies certified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Company, whether evidenced by certificates or otherwise. We have also assumed the filing by the Company with the SEC of the Registration Statement substantially in the form examined by us and the declaration by the SEC of the effectiveness of such Registration Statement.

This opinion is limited to Marshall Islands Law and is as of the effective date of the Registration Statement.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the shares of the Company’s Class A common stock that may be issued pursuant to the Agreements have been duly authorized and that, upon the issuance thereof by the Company in accordance with the terms of the Agreements and the receipt of consideration therefor in accordance with the terms of the Agreements, such shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson P.C.